EXHIBIT 10.1
SOLUTIA INC.

SAVINGS AND INVESTMENT RESTORATION PLAN

ARTICLE I:  INTRODUCTION

1.1 Purpose.  Solutia Inc. (the Employer) has established this Solutia Inc. Savings and Investment Restoration Plan (the Plan) to attract and retain key executives by providing additional retirement benefits and opportunities to defer compensation.

1.2 Legal status.  The Plan is a deferred compensation plan for a select group of management or highly-compensated employees within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (ERISA).  The Employer intends the Plan to be unfunded for purposes of ERISA and the Internal Revenue Code of 1986, as amended (the Code), and to satisfy the requirements of Code Section 409A.  Plan provisions will be interpreted consistent with this intent.

1.3 Effective date.  The Plan takes effect on January 1, 2009.

ARTICLE II:  DEFINITIONS

2.1 Key terms and construction.  When used in the Plan, the following terms will have the meanings set forth below.  Several other terms are not defined here, but, for convenience, are defined as they are introduced into the text.  References to specific Code Sections, such as Section 409A, include any final regulations, Revenue Rulings, and guidance of general applicability thereunder.

Cause means acts that constitute theft, fraud, or the embezzlement of funds; gross negligence or deliberate misconduct in the performance of the Participant’s job responsibilities; acts or omissions involving moral turpitude; breach of a material provision of any agreement between the Employer and the Participant; or violation of any material written policy of the Employer.

Participant means an eligible employee who chooses to participate in the Plan.  A Participant will remain a Participant as long as he or she has an account balance in the Plan.

Performance-Based Compensation means compensation that (a) is based on services performed over a period of at least 12 months and (b) constitutes performance-based compensation as defined in Treasury Regulations issued under Code Section 409A.

Plan Year means the calendar year.

Retirement Plan means the Solutia Savings and Investment Plan, a tax-qualified defined contribution plan.

Separation from Service occurs (or a Participant Separates from Service) when the Participant ceases to be employed by the Employer and all entities considered a single employer with the Employer under Code Sections 414(b) and (c) as a result of the Participant’s death, retirement, or other termination of employment.  Whether a Separation from Service occurs is based on all the relevant facts and circumstances and will be determined in accordance with Code Section 409A.

ARTICLE III:  ADMINISTRATION

3.1 Plan administrator.  The Executive Compensation and Development Committee (ECDC) will designate an individual or committee to administer the Plan (Administrator).  The Administrator may appoint one or more delegates to discharge any or all of the Administrator’s responsibilities under the Plan.  The Administrator and delegates have all of the discretionary authority, rights, and duties that are necessary or appropriate for the proper administration of the Plan and may rely upon financial, legal, and accounting advisors, as they see fit.  The decisions of the Administrator and delegates, including interpretations of the Plan and determinations of amounts due under the Plan, are final and binding on all parties.

ARTICLE IV:  ELIGIBILITY

4.1 Plan participation.  An employee must be a US resident on the first day of a Plan Year to defer salary and bonus earned in that Plan Year.  A US resident employee whose pay grade on the Plan’s effective date is 83 or higher will be eligible to participate in the Plan on that date.  Other US resident employees will become eligible to participate in the Plan on the first date that the employee achieves a pay grade of 83 or higher.  If a Participant’s pay grade falls below 83, the Participant will cease to be eligible to defer salary and bonus under the Plan, beginning with the salary and bonus earned in the Plan Year immediately following the Plan Year in which his or her pay grade falls below 83.  If a Participant whose pay grade has fallen below 83 subsequently achieves a pay grade of 83 or higher, the Participant will become eligible to defer salary and bonus under the Plan, beginning with salary and bonus earned in the Plan Year immediately following the Plan Year in which he or she achieves a pay grade of 83 or higher.  The Employer reserves the right to revise, at any time and from time to time, the designation of pay grades and, in the event of such re-designation, those U.S. employees who are in grades comparable to grades 83 or higher shall be eligible to participate in the Plan.

ARTICLE V:  ACCOUNTS

5.1 Establishment of accounts.  The Administrator will establish a bookkeeping account for each Participant to which the amounts described in Article VI are credited.  The Administrator may establish sub-accounts for Participants, as the Administrator deems appropriate.  The accounts and sub-accounts will be adjusted to reflect income, gains, losses, and distributions.

5.2 Investment credits.  The Pension and Savings Plan Committee (“Committee”) will select the investment options that will be available under the Plan as hypothetical investments.  The Committee may add to, eliminate, or modify these notional investment options from time to time.  Participants’ accounts will be valued, and Participants may reallocate their accounts among these hypothetical investment options on a daily basis.

ARTICLE VI:  CONTRIBUTIONS

6.1 Elective salary and bonus deferrals.

(a)
For each Plan Year, an eligible employee may elect to reduce his or her salary and calendar-year bonus that is in excess of the Code Section 401(a)(17) limit by up to 35% and have the amounts contributed to his or her account.  A Participant’s election must be filed at such time as designated by the Committee, but in no event later than the December 31 preceding the first day of the Plan Year in which the services are performed which relate to the compensation being deferred.  A Participant may submit a new election with respect to compensation earned in a subsequent Plan Year by filing a new election no later than the December 31 preceding the first day of the Plan Year in which the services are performed which relate to the compensation subject to the new election.  An effective election may not be revoked or modified after the December 31 preceding the first Plan Year in which services are performed which relate to the compensation subject to such election.  During a Plan Year, an election shall be irrevocable, and the deferral percentage or amount elected by the Participant thereunder shall not be increased or decreased.  If an election has not been made with respect to compensation to be earned in any Plan Year, the Participant shall be deemed to have elected not to defer compensation for such Plan Year with respect to compensation earned during such Plan Year.

(b)
Notwithstanding subsection (a) above, in the case of an election to defer a bonus which is Performance-Based Compensation, an election must be made no later than a date (as determined by the Committee) that is six months before the end of the performance period, provided that, (1) the Participant continuously performs services from the date the performance criteria are established through the date the Participant makes his or her election and (2) the bonus is not substantially certain to be paid and is not readily ascertainable as of the date of such election.

(c)
Notwithstanding subsection (a) or (b) above, if the compensation is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least 12 months from the date the Participant obtains the legally binding right to the compensation, the Committee may permit a Participant to file an election on or before the 30th day after the Participant obtains the legally binding right to the compensation, provided that the election is filed at least 12 months in advance of the earliest date at which the forfeiture condition could lapse.

(d)
Notwithstanding subsections (a), (b) or (c) above, in the case of a Participant who first becomes eligible to participate in this Plan during a Plan Year, an election to defer compensation may be made within 30 days after the date the employee first becomes eligible to participate in the Plan, provided that the employee has not previously become eligible to participate in any other nonqualified account balance plan maintained by the Company (as defined in Treasury Regulation Section 1.409A-1(c)(2)(i)(A)), with respect to compensation paid for services to be performed subsequent to the election, which shall be irrevocable during such initial year of participation.  With respect to compensation which is earned based upon a specified performance period, such as an annual bonus, such initial election shall apply only to the portion of such compensation equal to the total amount of compensation for the performance period multiplied by the ratio of the number of days remaining in the performance period after the election over the total number of days in the performance period.

(e)
Notwithstanding any other provision of this Plan, if a Participant receives a safe harbor hardship distribution under any tax-qualified employee retirement plan maintained by his or her employer, all deferral elections of the Participant under the Plan shall be suspended for a period of at least 6 months, and the Participant shall not be eligible to resume deferrals hereunder until the Plan Year beginning after expiration of such 6-month period.

6.2 Employer contributions.  For each Plan Year, the Employer will credit each Participant’s account with an employer matching contribution determined in accordance with Section 6.1(c) of the Solutia Inc. Retirement Plan (as amended from time to time) for  such Plan Year.

6.3 Election forms.  To be valid, elections must be made on forms provided by the Administrator and received by the Administrator on or before the specified deadline.  An election must state the percentage in whole numbers by which the Participant desires to reduce his or her salary and/or bonus and, in accordance with Section 8.1, the form of payment of the Participant’s benefits.

ARTICLE VII:  VESTING

7.1 Vesting.  A Participant is at all times 100% vested in his or her account balance.

7.2 Forfeitures.  Notwithstanding Section 7.1, a Participant whose employment is terminated for Cause will forfeit his or her Employer contributions and any investment credits attributable to such amounts.

ARTICLE VIII:  BENEFIT PAYMENTS

8.1 Form and time of payment.

(a)
Coincident with a Participant’s first election to defer salary and bonus, the Participant must elect to receive his or her account balance upon Separation from Service in a single lump sum, 5 annual installments, or 10 annual installments.  If a Participant fails to make a timely form-of-payment election, his or her account balance will be paid in a single lump sum.  The Participant’s lump sum or first installment, as applicable, will be paid on the date that is 6 months after the Participant Separates from Service.  Any subsequent installments will be paid on the first and each succeeding anniversary of the Participant’s Separation from Service, until the Participant’s entire account balance has been paid.  Each installment will equal the Participant’s then-current account balance divided by the number of remaining installments.

(b)
Section 8.1(a) notwithstanding, if a Participant (i) Separates from Service before attaining age 55 and completing 5 years of service with the Employer, or (ii) Separates from Service with an account balance of less than $20,000 (indexed after 2008 in the same manner as the limitation under Code Section 402(g)), then the Participant’s entire account balance will be paid in a single lump sum on the date that is 6 months after the Participant Separates from Service.

8.2 Changes to form of payment.  A Participant may elect to change the form of his or her benefit payment, provided the election satisfies both of the following conditions:

•
The election is not effective until 12 months after it is made.  If an election is made less than 12 months before a scheduled lump sum payment or the commencement of installments, the election will be null and void and the Participant’s benefit will be paid in accordance with his or her most recent valid election.

•	The election defers payment for at least 5 years from the date the payment otherwise would have been made or, if earlier, until the Participant’s death.

For purposes of this Section 8.2, installments are deemed to be a single payment, commencing on the date of the first installment.

8.3 Death benefits.  Sections 8.1 and 8.2 notwithstanding, the Participant’s beneficiary or beneficiaries will be paid the Participant’s then-current account balance in a single lump sum as soon as practicable, but not later than 90 days, after the Participant’s death.  Neither a Participant nor a beneficiary may, directly or indirectly, designate the taxable year of the payment.  A Participant may designate the beneficiary or beneficiaries who will receive benefits payable upon his or her death and change or revoke the designation without the consent of any beneficiary.  A designation must be in writing on a form provided by the Administrator.  If a Participant fails to properly designate a beneficiary, or survives his or her beneficiaries, payment will be made to the Participant’s estate.

8.4 Cash payments and tax withholding.  Each Participant’s benefit will be paid in cash and reduced by any and all federal, state, and local taxes, which the Employer is required to withhold.

ARTICLE IX:  SOURCE OF PAYMENTS

9.1 Rabbi trust.  The Employer intends to establish a rabbi trust and contribute funds or other assets at such times and in such amounts as it deems appropriate to help satisfy its obligations under the Plan.  The trustee will be a bank or other independent financial institution and will be authorized to invest the trust assets, subject to investment guidelines set by the Administrator and applicable law.  The rabbi trust will be an employer grantor trust under Code Sections 671 through 679, the assets of which are available to pay the claims of the Employer’s creditors in the event of its insolvency.

9.2 Benefits and expenses.  Plan benefits will be paid directly from the rabbi trust or, if the Employer fails to maintain a rabbi trust or trust assets are insufficient, from the Employer’s general assets.  Expenses of administering the Plan will be paid from the Employer’s general assets.  The Employer is not required to set aside, earmark, or escrow any funds or other assets to satisfy its obligations under the Plan, except as provided in Sections 9.1 and 9.2.  Participants and beneficiaries have no interest in any specific assets of the Employer or the rabbi trust, other than the unsecured right to receive benefits pursuant to the terms of the Plan.  In this regard, Participants acknowledge that the accounts referred to in Article V are merely bookkeeping entries used to track their benefits.

ARTICLE X:  CLAIMS PROCEDURE

10.1 Claims for benefits.  In general, the payment of benefits under the Plan is automatic and no claims need be filed.  However, a Participant or beneficiary (Claimant) may submit a claim in writing to the Administrator.  If the claim is denied in whole or in part, the Claimant will receive from the Administrator notice in writing, in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the denial, with reference to pertinent Plan provisions.  The notice will be provided within 90 days of the date the claim for benefits is received.  Any disagreements about the interpretation of, or the Claimant’s rights under, the Plan may be appealed within 60 days to the Administrator.  The Administrator will respond to the appeal within 60 days with notice in writing fully disclosing and explaining the decision.

ARTICLE XI:  MISCELLANEOUS PROVISIONS

11.1 Plan amendment and termination.  The Employer reserves the right to amend, discontinue, or terminate the Plan at any time by action of the ECDC.  However, no amendment, discontinuance, or termination will diminish the benefits of a Participant that are earned and vested prior to the date the ECDC approves the amendment, discontinuance, or termination.  The Employer may not accelerate the timing of benefit payments, except to the extent Code Section 409A permits.

11.2 Non-alienation of benefits.  The interest of a Participant or beneficiary in his or her Plan benefits are not subject to the claims of the Participant’s or beneficiary’s creditors and may not be voluntarily or involuntarily sold, transferred, pledged, alienated, assigned, anticipated, or encumbered.  Any attempt by a Participant or beneficiary to do so will be null and void.

11.3 No employment rights.  The Plan does not constitute a contract of employment and participation in the Plan does not give a Participant the right to continue employment with the Employer or limit the Employer’s right to discharge any employee with or without Cause.

11.4 Indemnification.  To the extent the law allows, the Employer will indemnify and hold harmless the Administrator, any of the Administrator’s delegates, and any employee who may act on behalf of the Employer in the administration of the Plan from and against any liability, loss, cost, or expense (including reasonable attorneys’ fees) incurred at any time as a result of or in connection with any claims, demands, actions, or causes of action of any Participant, any person claiming through any Participant, or any other person, party, or authority claiming to have an interest in the Plan or standing to act for any person or groups having an interest in the Plan, for or on account of any of the acts or omissions (or alleged acts or omissions) of the Administrator, any delegate, or any employee, except to the extent resulting from that person’s willful misconduct.

11.5 Successors.  The Plan is binding on the Employer and its successors and assigns and on each Participant and beneficiary.

11.6 Severability.  In case any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining provisions of the Plan and the Plan will be construed and enforced as if the illegal or invalid provision had never been set forth.

11.7 Controlling law.  To the extent not superseded by the laws of the United States, the laws of Delaware are controlling in all matters relating to the Plan, without regard to that state’s choice of laws provisions.

Amended effective: January 1, 2010